Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact:
Paul S. Lalljie (571) 434-5548 paul.lalljie@NeuStar.biz

Media Contact:
Elizabeth Penniman (571) 434-3481 elizabeth.penniman@NeuStar.biz
Telecom Industry Veteran Bouman
Joins NeuStar as Chief Operating Officer
Sterling, Va., March 5, 2007 — NeuStar, Inc. (NYSE: NSR), a leading provider of essential communications services to the global communications and Internet industry, announced today that Lawrence J. Bouman, a highly respected 30-year telecommunications industry veteran has been appointed NeuStar Chief Operating Officer, reporting to Jeff Ganek, NeuStar Chairman and Chief Executive Officer. Bouman succeeds Michael Lach, President and COO, who has left NeuStar to pursue a new endeavor in the private equity industry.
Bouman brings an extensive career as an operating executive and a deep understanding of the NeuStar business. Since 1999, he has served as a Senior Advisor to NeuStar management, focusing on operations and management of growth. He has a long, successful record managing fast growing communications infrastructure companies. He was senior vice president and chief technology officer of long distance provider LCI International where he was responsible for developing and managing the company's first integrated network and information services operation. Prior to LCI, Bouman served in leadership roles at MCI, where he began in 1975. He played key roles in the growth and operation of MCI’s network operations, serving ultimately as Senior Vice President of Network Operations until 1995. He also was a member of the board of MetaSolv Software, Inc., and was technology advisor to TriVergent Communications and Terabeam Networks.
“Larry has successfully managed growth in communications at scales larger than NeuStar’s,” said Ganek. “Larry’s strengths are exactly what NeuStar needs as we grow beyond our current size. His strong operating background, coupled with his working knowledge of the NeuStar business garnered from his 8-year history with us, enables him to hit the ground running from day one. Larry makes NeuStar stronger.”
Bouman stated, "Helping guide NeuStar in its expansion—both geographically and in the critically important services it provides—is a wonderful opportunity. Much of my career has been spent in building infrastructure and operations for growth in this industry. I look forward to participating in the innovation and leadership that NeuStar continues to bring to the industry.”
Ganek also said, "Mike Lach has been a valued senior executive who has contributed significantly to our team’s success. His legacy of teamwork and professionalism will continue to benefit NeuStar, and we wish him the very best in his new endeavor.”
Lach stated, “My five years at NeuStar have been the most satisfying in my career. Even though I am excited about transitioning into a new career opportunity shortly, it is difficult to say good-bye to Jeff and all of my NeuStar friends and colleagues, and I know they will continue their great success.”
About NeuStar, Inc.
NeuStar is a provider of clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.NeuStar.biz.
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